UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §.240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

On March 28, 2014, the following information was posted on The Coca-Cola Company’s “Unbottled” Blog (http://www.coca-colacompany.com/coca-cola-unbottled/what-lemonade-stands-can-teach-us-about-ownership) regarding the proposed 2014 Equity Plan described in the Company’s 2014 proxy materials being considered at the upcoming 2014 Annual Meeting of Shareowners.

WHAT LEMONADE STANDS CAN TEACH US ABOUT OWNERSHIP

By: Gloria Bowden Mar 28, 2014

Do kids today still open lemonade stands? I hope so because it is a great way to learn about making good business decisions. That mindset – acting like an owner – is one that successful businesses of all sizes encourage. One way we do this at Coca-Cola is through an equity compensation plan. This essentially offers managers incentives of stock ownership – a real stake in the business – if certain business goals are met.

Recently, however, an investor, Mr. David Winters, has publicly questioned the structure of our proposed equity plan.

As a public company with shareowners big and small, we believe it is important to explain our business in simple terms and respond to those who have a different opinion about how to run the business. After all, they are owners too.

Here is how the equity plan works. A portion of the compensation for a large group of managers is provided in the form of stock options and “performance units” that are linked to the company’s performance. The value of that compensation depends on the increase in the value of the company. If the actions taken by the people running our business result in growth, then the stock price goes up and they benefit. Similarly, if the business doesn’t perform as well, it is likely that the stock price will reflect that and those managers will receive less compensation. We call that “pay for performance.” The goal is to promote the success of The Coca-Cola Company by linking the personal interests of employees to those of shareowners. If the company doesn’t perform, managers don’t benefit.

So why has this investor raised questions about the equity plan? According to his letter, he believes that this plan would overly “dilute” the value of the shares he, or other investors, own. But this is not at all the case. Let me explain.

The equity plan requires that we issue shares in the company. If we only did that, then the value of a share of the company would be “diluted” because the individual share would represent a smaller ownership fraction of the company. But that is not the only action we take. We protect the value of our shareowners in a number of ways:

•	First, we regularly repurchase shares in the stock market. This reduces the amount of shares on the market which offsets the potential dilutive impact. In 2013, we repurchased $4.8 billion of our stock. That far exceeded the $1.3 billion repurchased related to employee stock options exercises.
•	Second, the plan dictates that employees leaving the company forfeit equity compensation that has not vested.
•	And finally, because this compensation is tied to company performance, there is the possibility that it will not be earned.

Mr. Winters overstates the dilutive impact of our equity plan. Actual dilution related to equity plans over the last three years has been less than 1% per year and is expected to be in this range going forward.

He also raises another point that is plain wrong – that we are “gifting” tens of billions of dollars to management. He arrives at that figure by calculating the total value of the shares allotted to the plan at the current stock price. This misses two very important facts. First of all, the value of a stock option is based on the difference between the grant price and the stock price, not the total value of the stock. For example, if an employee is given a stock option at $30 and the stock price goes up to $40, the employee can get $10 – not $40. And, most importantly, this compensation has to be earned. This plan only provides compensation if our business performs at a high level.

We believe that our proposed equity plan is financially sound and encourages our employees to act like owners by tying their interests to those of everyone who owns a share of The Coca-Cola Company. Our business may be a bit more complex than a corner lemonade stand, but at the end of the day, we want our employees to think and act like owners.

Sincerely,

Gloria Bowden

Associate General Counsel and Secretary, The Coca-Cola Company

P.S. – Below are links to our Company statement, our 2014 Proxy and Mr. Winters letters.

The Coca-Cola Company Statement on 2014 Equity Plan

2014 Proxy Statement – (Proposed 2014 Equity Plan is described beginning on page 83)

Letter from Wintergreen Advisers on March 21, 2014

Letter from Wintergreen Advisers on March 27, 2014

The Coca-Cola Company Statement on 2014 Equity Plan

We have reviewed the follow-up letter from Mr. Winters about our 2014 Equity Plan. He continues to overstate the dilutive impact of the plan. Actual dilution related to existing equity plans over the last three years has been less than 1% per year and is expected to be in this range going forward. Our plan, clearly presented in the proxy, is closely in line with past equity plans and within industry norms.

The Board fully stands behind the Company’s compensation program and believes this plan incorporates performance metrics that link the interests of employees to those of Company shareowners.

The following are additional facts about our proposed 2014 Equity Plan:

Actual Dilution is Minimal. Now Mr. Winters claims that shareowners will be diluted by 16.6%. This figure is taken out of context and ignores the impact of our robust share repurchase program and our pay-for-performance policy.

•	The Company uses proceeds received when an employee exercises options to repurchase shares, above and beyond our stated stock repurchase targets. In 2013, we repurchased $4.8 billion of stock, of which $1.3 billion was related to employee stock options exercises.

•	In addition, the potential dilution calculations in the proxy assume that all outstanding awards will be earned and issued. Any awards that are not earned or are cancelled or forfeited will decrease the dilutive effect. For example, the potential dilution calculation includes the PSUs for the 2012-2014 performance period which are not expected to pay out. Actual dilution occurs only when equity awards actually vest or stock options are exercised. Since stock options are granted with 10 year terms, option exercises are expected to be spread over a long time period future mitigating the dilutive impact.

No Changes to Pay Practices. The 2014 Equity Plan is closely in line with past plans approved by the Board and the shareowners. The new plan does not change equity granting practices.

Equity Compensation is Performance-Based. If the Company does not perform, no compensation is realized. A recent example of this is the 2011-2013 PSUs which were all forfeited because the Company did not meet economic profit targets.

Eligibility for the Plan is Not Limited to Senior Management. The 2014 Equity Plan is not solely for senior management. There are approximately 6,400 participants in the plan globally.